Exhibit 10.5

February 23, 2015

Dome Energy AB
6363 Woodway Drive
Houston, Texas 77057
Attn:  Paul Morch, Chief Executive Officer

Re:	Heads of Agreement between PEDEVCO Corp. (“PEDEVCO”), Dome Energy AB (“DOME AB”) and Dome Energy, Inc. (“DOME US”)

Dear Mr. Morch:

PEDEVCO, DOME AB and DOME US, a wholly-owned subsidiary of DOME AB (collectively, the “Parties”), are entering into this heads of agreement (the “Heads of Agreement”) setting forth certain terms and conditions of the acquisition by PEDEVCO of 100% of the capital stock of DOME US (the “Acquisition”).

Acquisition Consideration:
As consideration for the Acquisition of 100% of the capital stock of DOME US, at closing, PEDEVCO shall issue to DOME AB approximately 140,000,000 shares of common stock of PEDEVCO potentially adjusted (+/- 4%), which, on the Closing Date (as defined below), will represent approximately 64% (+/- 4%) of the total issued and outstanding shares of common stock of PEDEVCO on an as-converted basis (excluding 25,000 shares of Series A Preferred Stock, and common stock issuable upon conversion thereof, issuable to GGE (as defined below) in the GGE Acquisition (as defined below) prior to the Closing Date) (the “Consideration Shares”).

Closing Date:
The closing date (the “Closing Date”) for the transactions contemplated hereby shall occur as soon as possible upon satisfaction or waiver by the parties of the Closing Conditions (defined below), but shall be targeted to close on or about May 31, 2015 (the “Target Closing Date”).

Conditions:
The obligations of the Parties under this Heads of Agreement are conditioned solely upon satisfaction or waiver by the Parties of the following conditions (the “Conditions to Closing”): (i) approval by each Party’s Board of Directors and shareholders in accordance with applicable law and their respective governing documents; (ii) approval from the NYSE MKT of the Acquisition and the issuance and additional listing of the Consideration Shares; (iii) declaration of effectiveness by the SEC of a registration statement on Form S-4 registering the issuance of the Consideration Shares and, upon request of Dome US, the registration of the public resale of the Consideration Shares; (iv)  the provision for the repayment or satisfaction of all amounts due and outstanding under those certain senior secured promissory notes issued by PEDEVCO in favor of BRe BCLIC Primary, BRe BCLIC Sub, BRe WNIC 2013 LTC Primary, BRe WNIC 2013 LTC Sub, and RJ Credit LLC, as investors (collectively, the “Investors”), and BAM Administrative Services LLC, as agent for the Investors (the “PEDEVCO Senior Loan”) on or immediately following the Closing Date; (v) agreement by PEDEVCO’s junior lenders to subordinate their junior credit facility in the principal amount of approximately $8.35 million to DOME US’s senior credit facility; (vi) consummation by PEDEVCO of the acquisition of all oil and gas assets held by Golden Globe Energy (US) LLC (“GGE”) in Weld County, Colorado (the “GGE Acquisition”); (vii) receipt of all material necessary third party consents and approvals, including approval from each Party’s senior lenders, as necessary and required; (viii) PEDEVCO’s continued listing on the NYSE; and (ix) completion by each Party of confirmatory due diligence, to each such Party’s satisfaction, including, but not limited to, with respect to the other Party’s oil and gas production, leaseholds, and financial condition.

Long Stop Date:
Unless otherwise agreed upon in writing by the Parties, if the Acquisition has not closed by September 30, 2015 (the “Long Stop Date”), either Party may terminate this Heads of Agreement and the transactions contemplated hereby.

Cooperation:
The Parties shall cooperate with each other and each Party shall permit access to any and all books, records, assets and properties and personnel of such Party and its affiliates as may be reasonably necessary to permit the Acquisition to proceed, and shall cooperate with each other’s lenders and other financing sources as may be necessary to structure such financing as necessary to close the Acquisition.

Board of Directors:
Upon the closing of the Acquisition, and subject to NYSE MKT approval, the Board of Directors of PEDEVCO shall be increased by an additional two (2) members who shall be designated by DOME US (the “DOME Directors”). The DOME Directors shall be individuals who possess reasonable experience, reputation, and general good standing required to carry out the duties of the Board of Directors in accordance with applicable NYSE MKT and SEC guidelines, with at least one (1) being “independent” as defined under applicable NYSE MKT and SEC guidelines.

Confidentiality:
In connection with the Acquisition contemplated herein, each Party will be providing information to the other. As a condition to the furnishing of such information, all Parties agree, as set forth below, to treat confidentially such information, financial statements, intellectual property, processes, projections, agreements, and all analyses, compilations, studies and other material (collectively, the “Evaluation Material”). Each Party shall agree that they will not use the Evaluation Material in any way detrimental to the others, and that such information will be kept confidential by such Party, its agents and representatives; provided, however, that any of such information may be disclosed to directors, officers, employees, attorneys, and representatives, and to individuals acting in similar capacities who need to know such  information for the purpose of evaluating a possible transaction (it being understood that such directors, officers, employees, representatives and agents shall be informed of the confidential nature of such information and shall be directed to treat such information confidentially). The agreement as to confidentiality shall not be deemed to include any Evaluation Material which is available to third parties or to the general public prior to entering into this Heads of Agreement, which becomes available to the general public after the date hereof through no fault of the Party which holds ownership of such Evaluation Material, nor to any Evaluation Material which was already in the possession of the receiving party prior to the execution of this Heads of Agreement.

Binding Obligations:
This Heads of Agreement is a non-binding agreement by and among the Parties (other than as to the Sections entitled “Cooperation”, “Binding Obligations”, “Confidentiality”, “Governing Law; Enforcement” and “Expenses”, collectively the “Binding Obligations”, and none of the Parties will have any legal or enforceable obligation of any kind to the other, other than with the Binding Obligations, until and unless Definitive Agreements have been executed by all of the Parties.  The Parties shall use their best efforts to enter into Definitive Agreements for the transactions set forth herein, including, in particular, a stock purchase agreement and related agreements (which shall include mutually acceptable employment agreements for certain key executives) as described and/or contemplated as provided herein (collectively the “Definitive Agreements”), as soon as practicable, with an anticipated signing date to occur before March 31, 2015, and upon terms and conditions mutually acceptable to the Parties.  If the Parties have not consummated the transactions contemplated hereunder by the Long Stop Date, each Party shall have no further obligations hereunder and this Heads of Agreement shall be of no further force and effect, provided that the Binding Obligations shall survive any termination or expiration of this Heads of Agreement and be fully enforceable by all parties in law or equity. By signing below, any individual executing this Heads of Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Heads of Agreement on behalf of such entity.

Press Release:
The Parties agree and acknowledge that PEDEVCO and DOME AB shall disclose the entry into this Heads of Agreement and the transactions contemplated hereby in public press releases and presentations and in their respective public regulatory filings.

Further Assurances:
Each Party hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action and all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the date of this Heads of Agreement any further action is necessary to carry out the purpose of this Heads of Agreement, the Parties will take or cause to be taken all such necessary or appropriate actions and shall bear their own cost of any such actions.

Expenses:	Each Party shall bear all of its own expenses with respect to the transactions contemplated hereby, whether or not the Acquisition contemplated herein is consummated.

Governing Law; Enforcement:
This Heads of Agreement shall be governed by the laws of the State of Texas. Any dispute or controversy arising under or related in any way to this Heads of Agreement shall be adjudicated by a court of competent jurisdiction located in the State of Texas. Each Party recognizes that the rights contained herein and the benefits arising therefrom are unique and damages cannot provide an adequate remedy in the event of a breach of this Heads of Agreement. Therefore, if (i) all of the conditions to the obligations of the Parties set forth above are either satisfied or waived, and any Party fails or refuses to consummate the transactions contemplated hereby, the other Parties shall be entitled to specific performance of transactions contemplated hereby, or (ii) any Party fails to perform any of its other material obligations hereunder, the other Parties shall be entitled to specific performance thereof.

* * * * *

If the terms set forth in this Heads of Agreement are acceptable, please sign below. Please feel free to call me to discuss any aspect of this Heads of Agreement or the proposed transaction.

Sincerely,
/s/ Frank C. Ingriselli Frank C. Ingriselli
Chairman & CEO PEDEVCO Corp.

Agreed:

DOME ENERGY AB

/s/ Paul Morch Paul Morch Chief Executive Officer
DOME ENERGY, INC.

/s/ Paul Morch Paul Morch Chief Executive Officer